REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
Board of Directors
Harrell International, Inc. and subsidiaries

We have reviewed the accompanying consolidated balance sheets of Harrell International, Inc. and subsidiaries as of March 31, 2000, and the related consolidated statement of operations for the three and six month periods then ended and the statement of cash flows for the six month period then ended. These financial statements are the responsibility of the Company's management.


We conducted our review in accordance with standards established by the America Institute of Certified Public Accountants. A review of interim financial information consists principally of analytical procedures applied to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Harrell International, Inc. and subsidiaries as of September 30, 1999, and the related statements of operations and cash flows for the year then ended (not presented separately herein), and in our report dated November 23, 1999, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of September 30, 1999 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.




                                        Jackson & Rhodes P.C.


Dallas, Texas
May 5, 2000